                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 5)*

                                  ACCENTURE LTD

                                (Name of Issuer)

              Class X common shares, par value $0.0000225 per share
                         (Title of Class of Securities)


                                       N/A
                                 (CUSIP Number)


                               Douglas G. Scrivner
                               1661 Page Mill Road
                           Palo Alto, California 94304
                                 (650) 213-2000
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)



                                 March 17, 2004
             (Date of Event which Requires Filing of this Statement)






If a filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------- ---------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Each of the persons identified on Appendix A.

--------- ---------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

          As to a group consisting solely of Voting Provision
          Persons (1)                                                    (a) [X]
          As to a group consisting of persons other than Voting
          Provision Persons                                              (b) [X]

--------- ---------------------------------------------------------------------
   3      SEC USE ONLY


--------- ---------------------------------------------------------------------
   4      SOURCE OF FUNDS:

          OO (Applies to each person listed on Appendix A)

--------- ---------------------------------------------------------------------
   5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEM 2(d) or 2(e)                                    [_]

          (Applies to each person listed on Appendix A)
--------- ---------------------------------------------------------------------
   6      CITIZENSHIP OR PLACE OF ORGANIZATION

          As indicated on Appendix A.
-------------------------------------------------------------------------------

                      7     SOLE VOTING POWER (See Item 6)
 NUMBER OF
   SHARES                   0
BENEFICIALLY
  OWNED BY
    EACH           -------- ---------------------------------------------------
 REPORTING            8     SHARED VOTING POWER (See Item 6)
   PERSON
    WITH                    280,914,210

                   -------- ---------------------------------------------------
                      9     SOLE DISPOSITIVE POWER (See Item 6)
                            As to all Voting Provision Persons other than Stichting Naritaweg I and Stichting Naritaweg II, less than 0.01% of outstanding Common Shares (2)

                            As to Stichting Naritaweg I,  25,247,805
                            As to Stichting Naritaweg II, 27,963,685

                   -------- ---------------------------------------------------
                      10    SHARED DISPOSITIVE POWER (See Item 6)

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          280,914,210
--------- ---------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11)
          EXCLUDES CERTAIN SHARES                                           [ ]

--------- ---------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          67.6% (3)
--------- ---------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON

           OO as to the persons listed on Appendix A under the caption "Stichtings"; IN as to all other persons listed on Appendix A
--------- ---------------------------------------------------------------------

NOTES:

         (1)   For a definition of this term, please see Item 2.
         (2)   For a definition of this term, please see Item 1.
         (3) Each Voting Provision Person disclaims beneficial ownership of common shares held by each other Voting Provision Person.

CUSIP NO.  G1150G 11 1
-------------------------------------------------------------------------------
                                                                     Appendix A

            Item 1                                      Item 6
  Names of Reporting Persons                         Citizenship
------------------------------                 -------------------------
  Aalbregtse, R John                           United States
  Abberton, David A                            Australia
  Abbosh, Omar                                 United Kingdom
  Abbosh, Oday                                 United Kingdom
  Abigail, George                              United States
  Abiuso, Carmela A                            United States
  Abood, David J                               United States
  Acevedo Frias, Fernando                      Spain
  Adams, Alton L                               United States
  Adelman, Michelle R                          United States
  Adkins, Kedrick D                            United States
  Adler, Greg S                                United States
* Adler, Paul J                                United Kingdom
  Adriao, Paula                                Portugal
  Aerts, Kees C                                The Netherlands
  Agnew, Thomas J                              United States
  Ahlstrom, Scott K                            United States
  Ahrens, Darrin E                             United States
  Aizawa, Toshihiko                            Japan
  Ake, Kennet W                                United States
  Alairys, Tamara D                            United States
  Al-Ani, Ayad                                 Germany
  Albuquerque, Sebastiao C                     Portugal
  Alcobia, Jose J                              Portugal
  Alcoverro, Alejandro C                       Argentina
  Alessi, Stephen M                            United States
  Alfieri, Michael A                           United States
  Alger, W Christopher                         United States
  Aliquo, Angelo                               Italy
  Allaby, Mark J                               Australia, United Kingdom
  Allatt, Brian                                United Kingdom
  Allen, Christopher J                         United States
  Allen, Claire L                              Australia
  Altiero, Samuel F                            United States
  Altmann, Alexandra                           Germany
  Alvarado, Raul E                             United States
  Alvarez, Roberto                             Argentina
  Anderson, Brett B                            United States
  Anderson, Eric A                             United States
  Andes, Grant                                 United States
  Andre, Arnaud                                France
  Andre, Steve W                               United States
  Andrews, Greg                                United States
* Andrews, David M                             United States
  Andrews, Jonathan S                          United Kingdom
  Angelastro, Mario A                          Argentina

-------------------------------------------------------------------------------
                                                                     Appendix A

  Anma, Yutaka                                 Japan
  Anslinger, Patricia                          United States
  Ansusinha, Theodore                          United States
* Apregan, G Craig                             United States
  Arcudi, Claudio                              Italy
  Arenberg, Thomas E                           United States
  Arjmand, Masud M                             United States
  Arkeri, Sheela P                             Australia
  Arky, Margaret E                             United States
* Armstrong, William J                         Canada
  Arnott, James H                              South Africa
  Arora, Sandeep K                             India
  Arrighini, Luigi                             Italy
  Arthur, Ian G                                United Kingdom
* Astall, Elisabeth A                          United Kingdom
  Astorian, James A                            United States
* Atihe, Eduardo                               Brazil
  Atkins, Christopher G                        Australia
  Atkinson, John D                             United States
  Aubert, Olivier                              France
  Auchere, Herve                               France
  Audia, John                                  Canada
  Auman, Kenneth                               United States
  Awad, Samuel A                               United States
  Azagury, Jack E                              United States
  Baba, Akifumi                                Japan
  Baccelli junior, Ansano                      Brazil
  Bacic, Chris J                               United States
  Bacon, Sylvain                               Canada
  Badaloni, Luigi                              Italy
  Badower, Myron R                             United States
  Bae, Jae-Bong                                South Korea
  Baecker, Thomas P                            Germany
  Baier, Andreas                               Germany
  Bailey, Marylou Y                            United States
  Bailey, James E                              United States
  Baker, George C                              United States
  Baker, Christopher M                         United States
  Baker, Ann F                                 United Kingdom
  Balaguer, Ellen M                            United States
  Baldwin, Kenneth W                           United States
  Ball, Charles                                France, Peru
  Ballesteros, Jordi                           Spain
  Ballow, John J                               United States
  Ban, Muneatsu                                Japan
  Banerjee, Pradip K                           United States
  Barancourt, Jerome                           France
  Baranda, Ana                                 Spain
  Barbour, Christopher E                       Australia
  Barboza, Silvio L                            Brazil
  Bardaji Pascual, Alberto                     Spain
  Barden, Thomas D                             United States

-------------------------------------------------------------------------------
                                                                     Appendix A


  Barlock, Stephen A                           United States
  Barnard, Roderick E                          Australia
  Barnes, Nigel                                United Kingdom
  Barnes, Alan H                               United States
  Barringer, C Keith                           United States
  Barry, Thomas B                              United Kingdom
  Barsanti Vigo, Pedro                         Spain
  Bartels, Rachael M                           United Kingdom
  Barton, Troy B                               United States
  Barton, Michael P                            United States
  Baruch, David B                              United States
  Barzaghi, Giuseppe                           Italy
  Bas Monerris, Joaquin F                      Spain
  Bass, Christy G                              United States
  Batista, Martha J                            United States
  Battistoni, Kathy L                          United States
  Bauer, Alex                                  France
* Baughn, John B                               United States
  Baumgartner, Christian                       Switzerland
  Beadle, Nathan E                             United States
  Beaton, Mark                                 United Kingdom
  Bedi, Arjun                                  United States
  Beg, Jeffrey I                               United States
  Bell, Phillip J                              United States
  Bell, Royce M                                United Kingdom
  Bell, Thomas R                               United States
  Bell, John T                                 South Africa, United Kingdom
  Bellamit, Philippe                           France
  Bellas, Peter C                              United States
  Benadiba Wahnich, Jacob                      Spain
  Benitez, Jorge L                             United States
  Benore, Michael J                            United States
  Benrais, Karim A                             France
  Benson, La Cinda S                           United States
  Benton, Daniel M                             United Kingdom
  Benzecry, Oliver J                           United Kingdom
  Berens, Michael M                            United States
  Bergman, Ernst-Jan                           The Netherlands
  Bergmueller, Franz                           Germany
  Berry, Giancarlo N                           Brazil
  Berry, Randall E                             United States
  Berthon, Bruno                               France
  Berton, Robert M                             United States
  Bertschinger, Adrian M                       South Africa
  Bervoets, Marc F                             Belgium
  Besse, Jonathan F                            United States
  Bhanap, Richard G                            United Kingdom
  Bhansali, Uday                               India
  Bichet, Stephanie B                          United States
  Bieber, David L                              United States
  Bienert, Andreas L                           Germany
  Bienz, Pius                                  Switzerland

-------------------------------------------------------------------------------
                                                                     Appendix A


  Bill, Holger                                 Germany
  Billington, Nicholas                         United Kingdom
  Birchenough, Donald A                        Canada
  Biscay, Gilles                               France
  Blackadder, Peter N                          United Kingdom
  Blair, Alastair M                            Ireland
  Blakey, Robert V                             United States
  Blanchard, Andrew J                          United States
  Blanco Barrios, Manuel A                     Spain
  Blennerhassett, Leo                          Ireland
  Bloch, Andrew D                              United States
  Bloem-Dunster, Lucy                          United Kingdom
  Blomfield, James                             Australia
  Blumberg, David L                            United States
  Boath, David D                               United Kingdom
  Boelens, Pieter W                            The Netherlands
  Bohm, Lars A                                 Sweden
  Boitel, Christophe                           France
  Bokobza, Jean P                              France
* Boldrini, Fernando J                         Brazil
  Bolstad, Martin F                            Norway
  Bolton, Jamie M                              Australia
  Bolton, James R                              United States
  Bonger, Valentijn                            The Netherlands
  Bonizzato, Saulo L                           Brazil
  Boone, H Keith                               United States
  Boren, Cody                                  United States
  Boretto, Danilo                              Italy
  Bosche, Pierre                               France
  Boubon, Franck                               France
  Boudreau, Mark                               Canada
  Boueilh, Philippe                            France
  Boulanger, Paul A                            United States
* Boushka, Michael E                           United States
  Bova, Michael A                              United States
  Bowler, James T                              United States
  Bowman, Michael L                            United States
  Boyle, Mark A                                Australia
  Bozarth, Michael D                           United States
  Bozzella, Kim L                              United States
  Bradley, Cathy L                             United States
  Bradley, Brendan W                           United States
  Brady, Nigel P                               United Kingdom
  Braeckmans, Karen M                          Belgium
* Brakeley, Harry H                            United States
  Brash, Catriona M                            Australia
  Bray, Donald M                               United States
  Bray, Simon P                                Australia
  Breen, W Terence                             United States
  Breen, Nina L                                United States
* Breene, Richard T                            United Kingdom
* Bremhorst, James C                           United States

-------------------------------------------------------------------------------
                                                                     Appendix A


  Brennan, Scott R                             United States
  Bresnahan, Susann F                          United States
  Brieger, Debora A                            United States
  Brienzi, Frank D                             United States
  Briggs, Jerry H                              United States
  Brio Gonzalez, Santiago J                    Spain
  Brocken, Marco P                             The Netherlands
  Brocklesby, Chris                            United Kingdom
  Broda, Randy A                               Canada
  Brody, Rachel R                              United States
  Broms, James B                               United States
  Brosnan, Maureen L                           United States
  Brouwer, Ad-Jan                              The Netherlands
  Brower, Richard L                            United States
  Brown, Stephen T                             United States
  Brown, Thomas C                              United States
  Brown, Charles P                             United States
  Brown, Fred W                                United States
  Brown, Dave                                  United Kingdom
  Browne, Edward L                             United Kingdom
  Broyden, Chris                               United Kingdom
  Brugidou, Antoine                            France
  Bruni, Mark J                                United States
  Bruno, Giovanni P                            Italy
  Bryant, Mark G                               United Kingdom
  Brydon, Thomas E                             United States
  Buening, Norbert                             Germany
  Bugge, Vincent E                             United States
  Bulletti, Christian                          Italy
  Bumstead, Jon C                              United Kingdom
  Burgess, Paul A                              United Kingdom
  Burgos Gonzalez, Raul                        Spain
  Burke, Thomas M                              United States
* Burns, Steven R                              United States
  Burns, Brian S                               United States
  Burns, Ann V                                 United Kingdom
  Busby, Khan                                  United Kingdom
  Butcher, Thomas L                            United States
  Butkow, Clive J                              South Africa
  Byanna, Vidya S                              United States
  Byrne, Patrick M                             United States
  Cabanes, Jean                                France
  Cable, Brad P                                Australia
  Cadarso Marques, Carlos                      Spain
  Calby, Douglas H                             United States
  Calcutt, Philip M                            United States
  Callaway, Peter C                            Australia
  Callet, Serge E                              France
  Calloway, Robert M                           United States
  Calvert, Robert C                            United States
  Calvin, Paul D                               United States
  Cameron, Todd S                              United States

-------------------------------------------------------------------------------
                                                                     Appendix A


  Campbell, Nicholas Y                         United States
  Campbell, Lisa L                             United States
  Canning, James E                             Canada
  Canter, Neil                                 United States
  Cantwell, Paul L                             Ireland, United Kingdom
  Caplan, Lisa L                               United States
  Cappelli, Alessandro                         Italy
  Caramonta, Darrin J                          United States
  Carminati-Rabasse, Armelle                   France
  Carnahan, Kevin                              United States
  Caroselli, Filippo                           Italy
  Carrigan, Chris                              United Kingdom
  Carrizo, Eduardo                             Argentina
  Carroll, Greg J                              Australia
  Carson, Visda M                              United States
  Cartwright, David                            United Kingdom
  Cartwright, Paul                             United Kingdom
  Casado Gonzalez, Jose M                      Spain
  Cassinadri, Marco                            Italy
  Caster, Gregory P                            United States
  Castilla Ortuno, Jorge C                     Mexico
  Castle, Robert J                             United States
  Catlett, John M                              United States
  Cavaliero, Johnny J                          United States
  Cavenaugh, Daniel L                          United States
  Celi, John                                   United States
  Celsi, Stefania                              Italy
  Cerdan, Ricardo M                            Argentina
  Cerny, Keith J                               United States
  Chalaby, Cherine M                           United Kingdom
  Chalifoux, Martin                            Canada
  Chan, Daniel H                               Malaysia
  Chan, Foo Tuck                               Malaysia
  Chang, Min X                                 United States
  Chang, Richard A                             United States
  Chaniot, Philippe                            France
  Chanmugam, Ravi                              United States
  Chapin, Lloyd W                              United States
  Chapman, Eric                                United States
  Chauffard, Philippe C                        France, Switzerland
  Chaure Bueno, Manuel                         Spain
* Chaves, Jose M                               Brazil
  Chee, Lai Y                                  Singapore
  Cheese, Peter A                              United Kingdom
  Chen, David M                                United States
  Chenelle, Joseph D                           United States
  Chestnut, Gregory P                          United States
  Chew, Robert                                 Singapore
  Chi, Youngcho                                South Korea
  Chikayasu, Yoshio                            Japan
  Childs, Richard A                            United Kingdom
  Ching, Yew C                                 Malaysia

-------------------------------------------------------------------------------
                                                                     Appendix A


Chisman, Ricardo                             Brazil
Chiu, Paul C                                 United States
Cho, Bum-Coo                                 South Korea
Chong, Chuan N                               Malaysia
Choong, Tuck O                               Malaysia
Chow, Tong F                                 Malaysia
Chowla, Manoj                                United States
Christin, Serge E                            France
Christou, Alex                               United Kingdom
Chung, Michael H                             United States
Clamp, Adrian P                              United Kingdom
Clancy, J Anthony                            United States
Clark, Brian A                               United States
Clark, Gregg A                               United States
Clark, Scot W                                United Kingdom
Clark, Richard P                             United States
Clarke, Andrew                               Australia
Clauser, Robert C                            United States
Clements, Stewart R                          United Kingdom
Cleminson, Andrew                            United Kingdom
Climie, Ken G                                United Kingdom
Cline, Mitchell R                            United States
Cline, William F                             United States
Clinton, David R                             United Kingdom
Coates, Larry L                              United States
Coffey, John L                               United States
Cole, Martin I                               United States
Colella, Sergio                              France
Coleman, James B                             United States
Colle, Serge                                 Belgium
Collins, Michael J                           United States
Collins, Michael F                           United States
Collinson, Shawn                             United Kingdom
Colmena, Antonio                             Spain
Colome, Jordi                                Spain
Colomina, Ramon                              United States
Coltsmann, John F                            United Kingdom
Comerford, Joellin                           United States
Condit, Brian J                              United States
Condon, Michael G                            United States
Conforti, Daniel F                           Argentina
Convey, Steven G                             Canada
Copacino, William C                          United States
Coppe, Grieg W                               United States
Cora, Marcelo G                              Argentina
Corcoran, Marian                             Ireland
Corless, Kenneth                             United States
Cornelius, Richard D                         United States
Cornelius, Craig B                           United States
Correia, Teutly                              Brazil
Costello, Michael J                          United States
Costonis, Michael A                          United States

-------------------------------------------------------------------------------
                                                                     Appendix A


  Cottey, Paul T                               United States
* Coughlan, Anthony G                          United States
  Coughlin, Richard J                          United States
  Cougoul, Jean L                              France
  Courtney, Peter R                            United Kingdom
  Cowan, Christopher M                         United Kingdom
* Craig, Pamela J                              United States
  Cranley, Thomas A                            United States
  Craver, Jon D                                United States
  Crennan, Karen                               United States
  Cretot, Pascal                               France
  Crook, Paul                                  United Kingdom
  Crosby, Phil J                               United States
  Crothers, William                            United Kingdom
* Crow, David A                                United States
  Crowley, James D                             Ireland
  Crump, Christopher L                         United States
  Cruz, Rita F                                 Philippines
  Cuddihey, Alden                              Canada
  Culp, Steven R                               United States
  Cunningham, John E                           United States
  Curtis, Andrew R                             United Kingdom
  Curtis, Gary A                               United States
  Cusano, John M                               United States
  Cyrenne, France L                            Canada
  Dahle, David R                               United States
  Dalton, Pierre L                             South Africa
  Daly, Ger M                                  Ireland
  Dandridge, William W                         United States
  Darby, Margaret H                            United States
  Darland, Daniel W                            United States
  Darman, Ghazali                              Malaysia
* Darneau, Philippe H                          France
  Daugherty, Paul R                            United States
  D'Avanzo, Robert L                           United States
  David, Michael R                             United States
  David, Libor                                 Czech Republic
  Davidson, David A                            United States
  Davidson, Fritha A                           South Africa
  Davies, Owen B                               United States
  Davies, Colin K                              Canada
  Davin, Christopher P                         United States
  Davis, Jon P                                 United Kingdom
  Davis, Joseph E                              United States
  Davis, Bradley W                             United States
  Davis, John E                                United States
  Davis, Mary C                                United Kingdom
  Day, David W                                 United States
  De Blauwe, Eric                              France
  de Boer, Hans                                The Netherlands
  De Jong, Antony                              Australia
  De Kegel, Marc O                             Belgium

-------------------------------------------------------------------------------
                                                                     Appendix A


de Lavenne, Eric                             France
de Ridder, Yvonne B                          The Netherlands
de Villiers, Frikkie                         South Africa
De Winter, Gert M                            Belgium
Dean, Paul J                                 Australia
Deblaere, Johan G                            Belgium
Decatur, Irving C                            United States
Decottignies, Eloi                           France
Deffarges, Etienne H                         United States
Degener, Heinrich                            Germany
Deitcher, Cheryl L                           United States
deJongh, LaMae A                             United States
Del Santo, John L                            United States
Delaide, Philippe                            France
Delaporte, Vincent                           France
Delattre, Allen J                            United States
Delesalle, Marc P                            United States
Delhaye, Catherine                           France
Delicati, Patrizio                           Italy
Delorme, Pascal A                            France
Demarest, Stephen M                          United States
Demaria, Regis                               France
DeMay, Brian C                               United States
Dempsey, Stephen J                           United Kingdom
Deniau, Jean-Marc                            France
Dennis, Gregory C                            United States
Dennis, Michael A                            United States
Denton, Kris P                               United States
Derrick, R Douglas                           United States
Dersy, Fabrice                               France
Deryckere, Koen D                            Belgium
Deschamps, David                             France
Desco Agullo, Jose Manuel                    Spain
Desmond, Andrew J                            Ireland
Dettling, Drew S                             United States
Deutsch, Harald                              Germany
Deutsch Menache, Mauricio                    Mexico
Deville, Neil                                United Kingdom
Dewitte, Jan L                               Belgium
Dewor, Eva                                   Germany
D'Giacomo, Giovina S                         Venezuela
Dicaprio, James R                            United States
Dickey, Alexander P                          United States
Dickey, James M                              United States
Diemer, Otto                                 Germany
Dieperink, Guido H                           The Netherlands
Dietrich, David R                            United States
Diez, Francisco J                            Spain
Diez Ballesteros, Jose Luis                  Spain
DiGiorgio, Christopher S                     United States
DiGregorio, Gino B                           United States
Dik, Roger W                                 United States

-------------------------------------------------------------------------------
                                                                     Appendix A


  Dillingham, Fraser M                         United Kingdom
  Dimidschstein, Fernand                       Belgium
  Dineen, Kenneth S                            United States
  Dinsmore, Earle R                            United States
  Dixon, Kevin J                               Australia
  Dobsa, Marek                                 Czech Republic
* Dodge, Warren J                              United States
  Doerr, Douglas R                             United States
  Dohnalik, David J                            United States
  Donald, Alistair A                           United Kingdom
  Donnellan, Michael A                         United Kingdom
  Donnelly, Christopher P                      United States
  Donohue, James C                             United States
  Donohue, Michael T                           United States
  Doocey, Tony                                 United Kingdom
  Dooley, Kevin J                              United States
  Dooley, Roger M                              United States
* Downie, John M                               Australia, United Kingdom
  Doyle, Michael B                             United States
  Doyle, Jonathan                              Ireland
  Drake, John F                                United States
  Draper, William C                            United States
* Driggs, Woodruff W                           United States
  Drucker, Reid S                              United States
  Druzgala, Timothy D                          United States
  Duelks, Robert N                             United States
  Duff, Paul M                                 Ireland
  Duffy, Michael G                             Ireland
  Duffy, Stephen A                             United Kingdom
  Dugan, John D                                United States
  Dull, Stephen F                              United States
  Dunaway, Mark W                              United States
  Dunbar, Todd A                               United States
  Duncan, Gary A                               United States
  Durocher, John F                             United States
  Dvorocsik, Andrew J                          United States
  Easton, Robert J                             Australia
  Easton, Richard C                            United States
  Eaton, Philip A                              United Kingdom
  Ebbinghaus, Oskar                            Sweden
  Edelblut, John G                             United States
  Edwards, W Mark                              United Kingdom
  Edwards, Matthew J                           United Kingdom
  Edwards, Nicholas H                          United Kingdom
  Edwards, Steven G                            United States
  Effler, Peter J                              United States
  Egan, Michael E                              United States
  Egawa, Atsushi                               Japan
  Egerland, Jens C                             Germany
  Egly, Traci D                                United States
  Egunjobi, Segun O                            Nigeria
  Ehrhart, James M                             United States

-------------------------------------------------------------------------------
                                                                     Appendix A


  Eichmann, Don A                              United States
  El Saadani, Amr                              Germany
  Eleoff, Mark N                               Canada
  Ellingsen, John Erik                         Norway, United Kingdom
  Elliott, J Dean                              United States
  Ellis, James M                               United States
  Elron, Dan H                                 United States
  Embree, Harvey R                             United States
  Emerson, Richard J                           Australia
  Endres, Patricia A                           United States
  Engel, John F                                United States
  Engels, Christian                            Germany
  Enggist, Markus                              Switzerland
  England, Simon J                             United Kingdom
  Englert, Bradley G                           United States
  Engoian, Michael H                           United States
* Enjolras, Marc                               France
  Equale, Paul J                               United States
  Ernst, Mark D                                United States
  Ethelston, Mike                              United Kingdom
  Etheredge, James O                           United States
  Ettel, Wolf H                                Germany
  Euwe, Mark J                                 The Netherlands
  Evans, Nick P                                United Kingdom
  Everson, Phillip G                           United Kingdom
  Eymery, Pascal                               France
  Fabre, Gilles                                France
  Fagalde, Louis                               France
  Falcao, Jaime                                Portugal
  Faltz, Jean                                  Luxembourg
  Farley, Catherine S                          United States
  Farrell, Michael                             United Kingdom
  Farrington, George L                         United States
  Favre, Donavon J                             United States
  Fekrat, Norman D                             United States
* Ferezin, Luiz C                              Brazil
  Ferguson, Martin                             United States
  Ferguson, Glover T                           United States
  Fernandes, Jose M                            Portugal
  Ferneyhough, Stephen D                       United Kingdom
  Ferrari, Daniele                             Italy
  Ferriani, Guido                              Italy
  Figueirido, Daniel V                         Argentina
* Fikse, Eddy J                                United States
  Filby, Clare                                 United Kingdom
  Filewych, Charles L                          Canada
  Findlay, Charles B                           United Kingdom
  Fink, Gary S                                 United States
* Fiorenza, Alan M                             United States
  Fischer, Reiner                              Germany
  Fischer, Thomas M                            United States
  Fishman, Kenneth A                           United States

-------------------------------------------------------------------------------
                                                                     Appendix A


  Fitzgerald, Gary J                           Australia
  Fjornes, Erik                                Norway
  Flack, Simon                                 Australia
  Flake, Jennifer V                            United States
* Fleck, Mario                                 Brazil
  Fledel, Eberhard M                           Germany
  Fleming, Mark D                              United States
  Fleming, Henry C                             United States
  Floether, Karl-Heinz                         Germany
  Flowers, James E                             United States
  Foong, Michael S                             Malaysia
  Forbes, Charles S                            United States
  Ford, Gill                                   United Kingdom
* Forehand, Joe W                              United States
  Formanek, Kay N                              The Netherlands
* Fortes, Marcelo C                            Brazil
  Fosnacht, Fred M                             United States
  Foster, Mark                                 United Kingdom
  Foster, Drew W                               United States
  Fowler, Stephen R                            United Kingdom
  Fox, Thomas K                                United States
  Fox, Michael C                               United States
  Framil, Leonardo J                           Brazil
  Franz, Peter H                               South Africa
  Fraser, Stephen M                            United Kingdom
  Frazier, Albert H                            United States
  Frech, Todd N                                United States
  Fredriksen, Per I                            Norway
  Freedman, Jason C                            United States
  Freeland, John G                             United States
* Frerichs, Robert N                           United States
  Friars, Andrew D                             Australia
  Friedman, Michele K                          United States
  Friedman, Joel P                             United States
  Froehlich, Bruce P                           United States
  Fukuzawa, Ko                                 Japan
  Fullone, Maria                               Italy
  Fulton, W Colin                              United States
  Furphy, D Wayne                              Zimbabwe
  Furusawa, Hironobu                           Japan
  Gach, Robert P                               United States
  Gadol, Elena                                 France
  Gailey, Michael L                            United States
  Gajree, Punita                               United Kingdom
  Galamba de Oliveira, Jose                    Portugal
  Galbraith, Jeffery A                         United States
  Galbraith, Archie                            United Kingdom
  Gallagher, Michael J                         United States
  Gallant, Kelly P                             Canada
  Galley, Jean-Yves                            France
  Galue Amblar, Adolfo J                       Spain
  Gan Nyap Liou, Larry                         Malaysia

-------------------------------------------------------------------------------
                                                                     Appendix A


  Gannon, Thomas M                             United States
  Garcia, Jerry M                              Canada
  Gargas, Randall E                            United States
  Gargiulo, Mark                               United States
  Garrick, Andrew T                            United Kingdom
  Gartside, David                              United Kingdom
  Gasc, Jean-Francois E                        France
  Gatewood, Jennifer A                         United States
  Gatignol, Laurent                            France
  Gattermeyer, Wolfgang                        Austria
  Gaudet, Allen J                              United States
  Gay, Jean-Michel                             France
  Gazanego, Mario                              Brazil
  Gazay, Xavier A                              France
  Gear, Susie                                  United Kingdom
  Gearhart, James W                            United States
  Geddes, Ian D                                United Kingdom
  Gee, Terrence M                              United States
  Geise, August W                              United States
  Gelle, Marc                                  France
  Gemin, Louanne                               Canada
* Genesini, Silvio J                           Brazil
  Genuini, Benoit                              France
  George, Philip A                             United Kingdom
  Gerlach, Juergen                             Germany
  Gershman, Anatole V                          United States
  Gibbs, Robert C                              United Kingdom
  Gibert Arce, Jordi                           Spain
  Gibson, Fiona E                              United Kingdom
  Gidron, Gil                                  Israel
  Gielen, Roeland                              Belgium
  Gierlach, Dirk                               Germany
  Gilchrist, Stuart K                          United States
  Gilchrist, Tim                               United Kingdom
* Gill, Gustavo                                Brazil
  Gillerot, Olivier J                          Belgium
  Gillespie, John H                            United Kingdom
  Gillet, Daniel G                             Belgium
  Gillett, Andrew L                            United Kingdom
  Gillette, Ronald D                           United States
  Gilrain, Mark J                              United States
  Gingrich, John C                             United States
  Ginsburg, Lyle D                             United States
  Ginter, Brett A                              United States
  Giometti, Mark C                             United States
  Giovannitti, Vincenzo                        Italy
  Girard, Olivier                              France
  Gissler, D Neil                              United States
  Gist, Eric P                                 United States
  Gith, Thomas                                 Germany
  Glasmacher, Irmgard                          Germany
  Glass, Bart H                                United States

-------------------------------------------------------------------------------
                                                                     Appendix A


* Glassberg, Andrew M                          United States
  Gleichenhaus, Barry A                        United States
  Godinho, Manuel M                            Portugal
  Goebel, Mark C                               United States
  Goerner, Michael                             Germany
  Goh, Lin P                                   Malaysia
  Goh, Aik M                                   Malaysia
  Goh, Lawrence C                              Singapore
* Golden, Richard J                            United States
  Golding, David                               United Kingdom
  Goldman, Max S                               United States
  Goldson, David S                             United States
  Gomes, Jose                                  Portugal
  Goncalves, Roger                             France
  Goodman, John B                              United States
  Goodson, Michael D                           United States
  Goodwin, C Erickson                          United States
  Gopal, Sanjay                                India
  Gordon, Graeme D                             Canada
  Gordon, Noel A                               United Kingdom
  Gorine, Alexandre                            Russia
  Gosling, Paul                                United Kingdom
  Gosnell, Thomas K                            United States
  Gossage, Walter G                            United States
  Gossage, James F                             France
  Goto, Hiroshi                                Japan
  Gourbat, Hugues U                            France
* Gourgey, William E                           United States
  Goutallier, Vincent                          France
  Govender, Vasathaven                         South Africa
  Gracy, Mary B                                United States
  Graf, Rolf                                   Switzerland
  Graham, Geoffrey S                           United States
  Grainger, Raymond E                          United States
  Granger, Jorman D                            United States
  Grant, Colin D                               United Kingdom
  Grassel, Richard E                           United States
  Gratto, Steven E                             United States
  Green, William D                             United States
  Greer, Christopher M                         United States
  Greiner, Thomas R                            United States
  Grimsley, James C                            United States
  Grison, Eric                                 France
  Groenewoud, Anja H                           The Netherlands
  Grohs, Siegfried                             Germany
  Gronli, Roy                                  Norway
  Grossi, Bruno                                France
  Grubb, David M                               United States
  Gruby, Bradford S                            United States
  Gruzin, Trevor J                             South Africa
  Guillemyn, Frank R                           Belgium
  Guittat, Philippe                            France

-------------------------------------------------------------------------------
                                                                     Appendix A


  Gupta, A J                                   United States
  Guthridge, Gregory S                         United States
  Gutkowski, Stanley J                         United States
  Gutman, Gene A                               United States
  Guzman Arrue, Ines R                         Spain
  Gylden, Jamie J                              United States
  Haarmann, Guido                              Germany
  Haberman, Jack B                             United States
  Hagstrom, Jon E                              United States
  Hahn, Scott M                                United States
  Hajjar, Fred G                               United States
  Hakanen, Jouni                               Finland
  Hale, Timothy A                              United States
  Hall, James D                                United Kingdom
  Halverson, Mark A                            United States
  Hamilton, Donald G                           United Kingdom
  Hamilton, Scott W                            United Kingdom
  Hamm, Ritchie A                              United States
  Han, Bong-Hoon                               South Korea
  Hanker, Jens                                 Germany
  Hanley, Kevin M                              United Kingdom
  Hanley, Thomas A                             United States
  Hanna, Arthur                                United Kingdom
  Hanna, Blake                                 Canada
  Hannover, Per                                Denmark
  Hansen, Jesper H                             Denmark
  Hansen, Henrik E                             Norway
  Hansen, Nathan T                             United States
  Hanson, Dana                                 United States
  Hansson, Mikael                              Sweden
* Harbach, F Edwin                             United States
  Harford, Dean F                              Australia
  Hargreaves, Simon J                          United Kingdom
  Haridy, Gasser                               Greece
  Harper, Christina M                          United States
  Harrell, Audrey R                            United States
  Harrington, Jon                              United States
  Harris, James G                              United States
  Harris, Charles L                            United States
  Harrison, Rhonda F                           United States
  Harrison, Scott F                            United States
  Harrison, Michael J                          United States
  Hartemayer, Gregg G                          United States
  Hartigan, Jeffrey S                          United States
  Hartley, Catherine A                         United States
  Hartley, M S                                 United States
  Hartman, Thomas J                            United States
  Haswell, John                                United States
  Hatano, Toru                                 Japan
  Hathorne, Scott A                            United States
  Hatton, Trevor M                             United Kingdom
  Hauser, Marc                                 France

-------------------------------------------------------------------------------
                                                                     Appendix A


  Haviland, Keith F                            United Kingdom
  Hawkins, John S                              United Kingdom
  Hawn, Mark K                                 United States
  Hay, John A                                  Australia
  Hay, Andrew M                                United Kingdom
  Hayes, James G                               United States
  Hayes, James E                               United States
  Haywood, Gary J                              United Kingdom
  Hazen, Phillip E                             United States
  Healey, Alan J                               United Kingdom
  Healy, Michael A                             United States
  Healy, Donagh                                Ireland
* Heath, H Darryl                              United States
  Heck, Bernhard A                             Germany
  Heckenberger, Ulrich                         Germany
* Heddens, James F                             United States
  Heemskerk, Peter O                           The Netherlands
  Heffernan, Gary                              United Kingdom
  Hegner, Norbert                              Germany
  Heideman, Michael G                          United States
  Heinemann, Jorg G                            United States
  Heiser, David T                              United States
  Hemstritch, Jane S                           Australia
* Henderson, John W                            United States
  Henderson, Iain                              United Kingdom
  Hendrickson, James C                         United States
  Hennemann, Walter                            Austria
  Hennessy, Mark R                             United States
  Henry, Michael                               United States
  Hermann, Steven W                            United States
  Hernandez, James O                           United States
  Hernandez, Julio J                           United States
  Hersch, Dale R                               United States
  Hertz, Ellen J                               United States
  Hess, Thomas H                               United States
  Hessler, Michael T                           United States
  Hetherington, Robert W                       United Kingdom
* Heyns, Herman R                              South Africa
  Hickling, Harry C                            Australia
  Hielscher, Cindy L                           United States
  Higbie, Bill                                 United States
  Higgins, Michael K                           United States
  Hildebrandt, Thomas A                        United States
  Hill, David L                                United States
  Hill, Rodger                                 United Kingdom
  Hill, Richard W                              United States
  Hillen, Marc J                               The Netherlands
* Hintlian, James T                            United States
  Hioki, Katsushi                              Japan
  Hitt, Bradley J                              United States
  Hodgett, Martin H                            United States
  Hodgson, David M                             United Kingdom

-------------------------------------------------------------------------------
                                                                     Appendix A


  Hodo, Chikatomo                              Japan
  Hoe, Kah Soon                                Malaysia
  Hoerrmann, Gerold                            Germany
  Hofbauer, Thomas H                           Germany
  Hoffman, Janet L                             United States
  Hofmeister, Douglas F                        United States
  Hogan, John G                                Ireland
  Hogan, Kevin P                               United States
  Hohnen, Robert A                             Australia
  Hollaender, Jochen                           Germany
  Hollander, David P                           United States
  Holmes, Peter                                United Kingdom
  Holmes-Woodhead, Sara                        United Kingdom
  Holsman, Richard H                           United States
  Holt, Edwin D                                United States
  Holtmann, Thomas                             Germany
  Holtschke, Bernhard                          Germany
  Hong, Montgomery A                           United States
  Honohan, James P                             United States
  Honts, Rob W                                 United States
  Hopkins, Ray                                 Peru
  Horgan, Maureen S                            United States
  Horiguchi, Nobuhisa                          Japan
  Horton, Bruce J                              United Kingdom
  Hosking, David J                             New Zealand
  Hoss, Hans                                   Germany
  Hotta, Tetsuya                               Japan
  Houck, Jill R                                United States
  Hourigan, Timothy J                          United States
  Housen, Patrick R                            United States
  Howard, Malcolm                              United Kingdom
  Howell, Nicholas F                           United States
  Hoyndorf, Karen                              Germany
  Hrusovsky II, John J                         United States
  Huber, Friedrich                             Austria
  Huffman, Lon J                               United States
  Hughes, Andre P                              United States
  Hughes, Michael E                            United States
  Hughes, Barton L                             United States
  Hughes, Mark A                               United Kingdom
  Hughes, John B                               United States
  Humbert, Yves V                              France
  Hundley, Stephen T                           United States
  Hunter, David R                              Australia
  Hurley, Shelley L                            United States
  Hurst, Steven                                United Kingdom
  Husseini, Khalid                             Czech Republic
  Hutcheson, Jeffrey D                         United States
  Hutchins, Dwight N                           United States
  Hwang, Hans                                  United States
* Ide, Gary S                                  United States
  Igarashi, Shinji                             Japan

-------------------------------------------------------------------------------
                                                                     Appendix A


  Iidoi, Motoki                                Japan
  Inagaki, Masahisa                            Japan
* Ingold, Roger                                Brazil
  Ingram, Wayne T                              Canada
  Isaji, Mitsuo                                Japan
  Iso, Yutaka                                  Japan
  Ito, Hiroshi                                 Japan
  Iyer, Kumar K                                India
  Jackowski, Michael A                         United States
  Jackson, Bridget H                           United Kingdom
  Jackson, Jaime                               Mexico
  Jackson, Mark D                              United States
  Jackson, Andrew                              United States
  Jacob, Erik                                  France
  Jacobsen, Hakon                              Norway
  Jaeck, Bernard                               France
  Jahn, Hendrik C                              Germany
  Jain, Sanjay                                 India
* James, Stephan A                             United States
  Janmohamed, Saleem                           Canada
  Javens, Glenn M                              United States
  Jecmen, Scott J                              United States
  Jelf, Owen                                   United Kingdom
  Jeltsch, Michael                             Germany
  Jenk, Justin                                 Denmark
  Jenkins, Simon C                             United Kingdom
  Jenko, Gregory J                             United States
* Jennings, Barry D                            United States
  Jensen, Edward W                             United States
  Jestin, Catherine                            France
  Jewitt, Raymond H                            United Kingdom
  Johnson, Adam                                United Kingdom
  Johnson, James C                             United States
  Johnson, Lisa M                              United States
  Johnson, Robert J                            United Kingdom
  Johnson, Sue C                               United States
  Johnson, Robert S                            United States
  Johnson, Omobola O                           Nigeria
  Johnson, Robert L                            United States
  Johnson, Shayne                              United States
  Johnson, Gregory                             United Kingdom
  Johnston, Valerie L                          United States
  Jokinen, Jorma H                             Finland
  Jones, Kenneth A                             United States
  Jones, Tim J                                 United Kingdom
  Jones, Sandra A                              United States
  Jones, Kevin R                               United States
  Jordan, Kyle K                               United States
  Joshi, Dhananjay M                           United States
  Jue, Darryl W                                United States
  Julian, Kevin K                              United States
  Jung, Robert                                 Germany

-------------------------------------------------------------------------------
                                                                     Appendix A


  Junker, Michael                              Germany
  Junkermann, Jens B                           Germany
* Jupp, Vivienne                               Ireland
* Jury, Timothy G                              United States
  Jusserand, Emmanuel                          France
  Juul, Sam                                    Germany
  Kaehne, Jonathan D                           Australia
  Kaerner, Henning                             Germany
  Kalms, Brian G                               United Kingdom
  Kaltenmark, John K                           United States
  Kamat, Chaitanya M                           India
* Kampe, Stefan A                              United States
  Kane, Tom C                                  United States
  Kaplan, Jonathan H                           United States
  Kapur, Sharad K                              India
  Kapur, Atul K                                India
  Karamooz, Saied R                            United States
  Karasawa, Ikuo                               Japan
  Karremans, Peter C                           The Netherlands
  Karren, John D                               Australia
  Kasamis, Douglas L                           United States
  Kasper, Martin                               Germany
  Katf, Ramez J                                Australia
  Kauderer, Steven I                           United States
  Kaufman, Sergio G                            Argentina
  Kavals, Victor P                             Australia
  Kazaoka, Masahito                            Japan
  Keane, Paul L                                United States
  Keith, Drew B                                United States
  Keller, Kenton C                             United States
  Kelly, Stephen P                             Australia
  Kelly, William F                             United States
  Kelly, Catharine J                           United States
  Kerger, Rodney J                             Australia
  Kerr, Sean M                                 United States
  Kersch, Apolonia                             Australia
  Ketelaar, Rolf                               The Netherlands
  Kett, Ingo                                   Germany
  Kettner, Norbert                             Germany
  Keyes, J Patrick                             United States
  Khanna, Sudhindar K                          India
  Kiefer, Carl S                               United States
  Kim, Hee J                                   South Korea
  Kinder, Christopher W                        United Kingdom
  Kindleman, Craig R                           Canada
  Kinley, Guy H                                United States
  Kinney, John P                               Ireland
  Kirby, Hugh                                  United Kingdom
  Kirchhof, Ina                                Germany
  Kirk, Peter                                  United Kingdom
  Kirn, Peter F                                United States
  Kissels, Peter-Paul M                        The Netherlands

-------------------------------------------------------------------------------
                                                                     Appendix A


  Kiyohara, Koichi                             United States
  Kjellevold, Geir T                           Norway
  Klee, Elizabeth C                            United States
  Klein, Michael                               Germany
  Klein Wassink, Bernhard J                    The Netherlands
  Kloess, Susanne                              Germany
  Knipp, Stefan                                Germany
  Knott, Michael                               Canada
  Kobayashi, Michael K                         United States
  Kobayashi, Yuhei                             Japan
  Koch, Benedikt J                             Germany
  Kochman, Martin                              United Kingdom
  Koehl, David J                               United States
  Koeller, Kim M                               United States
  Koivunen, Pasi                               Finland
  Kokado, Eiichi                               Japan
  Komuro, Shigeharu                            Japan
  Korry, John D                                United States
  Korsstrom, Frank E                           Finland
  Kostial, Margaret A                          United States
  Kozina, Christopher J                        United States
  Kraack, Thomas A                             United States
  Kracht, Carsten                              Germany
  Kraft, Bernhard F                            Germany
  Kraglund, Jakob H                            Denmark
  Krall, Albert M                              United States
  Krause, Michelle L                           United States
  Krause, Jeffrey A                            United States
  Kreuzer, Robert                              Germany
  Kroc, Jaroslaw                               Poland
  Krueger, Daniel P                            United States
  Ku, Xian H                                   Malaysia
  Kubokawa, Kazushi                            Japan
  Kuhn, Ralf                                   Germany
  Kult, Gabriele                               Germany
  Kumar, Ajit                                  India
  Kumra, Nalin                                 United Kingdom
  Kunzweiler, John T                           United States
* Kupres, Steven M                             United States
  Kuri, Eugenio                                Mexico
  Kurian, Ittoop J                             Germany
  Kurvinen, Matti                              Finland
  Kvam, Kristian                               Norway
  Laackman, Donald J                           United States
  Laben, Nancy J                               United States
  Lacey, Kenneth L                             United States
  LaChapelle, Dana E                           United States
  Laffargue, Eric                              France
  Lahyani, Michel                              Algeria
  Laity, Robert K                              United States
  Lajtha, Adrian J                             United Kingdom
  LaLeike, Mark P                              United States

-------------------------------------------------------------------------------
                                                                     Appendix A


  Lamont, Steven M                             United States
  Lamont, Julie E                              United Kingdom
  Landia, Alexander                            Germany
  Landis, Ted C                                United States
  Lange, Jonathan L                            United States
  Lange, Christopher F                         United States
  Langlinais, Toni C                           United States
  Langst, Gerhard                              Germany
  Lapisse, Jean-Michel                         France
  Larez, Tomas                                 Venezuela
  Larsen, Kristian                             Norway
  Larson, Paul M                               United States
  Lath, Russell K                              Australia
  Lathrope, Stephen M M                        United Kingdom
  Lau, Alex W                                  Hong Kong
  Laub, Richard                                France
  Laudano, Kevin M                             United States
  Lauderback, Daniel D                         United States
  Laughner, J Scott                            United States
  Laurens, Robert L                            United States
  Laurie, William J                            Australia
  Lauwerens, Ed                                The Netherlands
  LaVelle, Katherine D                         United States
  Lavelle, Michael T                           United States
* Lax, Robert T                                United States
  Lazzari, Roberto                             Italy
  Le, Minh N                                   United States
  Le Masson, Bernard                           France
  Le Moal, Bruno                               France
  Le Saux, Nicolas                             France
  Lebeault, Vincent                            France
  Lee, Jae-Han                                 South Korea
  Lee, Steven B                                Australia
  Lee, Jin K                                   United States
  Lee, John A                                  United States
  Lee, Sze-wing                                United States
  Lee, Won-Joon                                South Korea
  Lee, Suk-Geun                                South Korea
  Leger, Timothy                               United Kingdom
  Lehane, Dymphna                              Ireland
  Leitch, Sandra L                             Canada
  Lejeune, Xavier                              France
  Lelinski, Mark                               United States
  Lemke, Stefan P                              Germany
  Lenihan, William F                           United States
  Leocadio, Antonio C                          Portugal
  Leoni, Pino                                  Italy
  Leroux, Joel                                 France
  Lesher, Richard E                            United States
  Leung, Patrick W                             China
  Levine, Seth M                               United States
  Levy, Jack R                                 United States

-------------------------------------------------------------------------------
                                                                     Appendix A


  Levy, Lance H                                South Africa
  Li, Angel                                    Taiwan
  Li, Gong                                     United States
  Libonati, Roberto                            Italy
  Lichtenstein, John E                         United States
  Liebhart, James R                            United States
  Lieder, Harald                               Germany
  Lieftinck, Adriaan H                         The Netherlands
  Lillie, Mark T                               United Kingdom
  Lim, Angelica                                Malaysia
  Lim, Beng Choon                              Malaysia
  Lin, Alex                                    China, Taiwan, United States
  Link, David C                                France
  Linn, Norbert                                Germany
  Lipasti, Ilkka                               Finland
  Lipchin, Leonid                              United States
  Little, Ben T                                United Kingdom
  Livingston, Eric A                           United States
  Loane, Richard K                             Australia
  Lobbato, Joseph F                            United States
  Loftus, Amy T                                United States
  Loftus, Paul D                               United States
  Lomas, Ian                                   United Kingdom
  Lonbois, Eric F                              Belgium
  London, Daniel T                             United States
  Long, John B                                 United States
  Loomis, Roy S                                United States
  Looser, Ulrich J                             Switzerland
  Lopata, Iain D                               United Kingdom
  Lopes da Costa, Manuel                       Portugal
  Lopez, Philip A                              United States
  Lopez Espejo, Francisco J                    Spain
  Lorack, Stephen M                            United States
* Lovelace, Lori L                             United States
  Lucarini, Michael A                          United States
  Lucy, Christopher V                          United States
  Lui, Betty G                                 Philippines
  Luker, Jeffrey P                             United States
  Luks, Howard C                               United States
  Lumb, Richard A                              United Kingdom
  Lundell Berg, Charlotta E                    Sweden
  Luther, Lance A                              United States
  Luukkonen, Sami J                            Finland
  Lyon, Nicholas B                             United States
  Lyons, Mark J                                United Kingdom
  Ma, Jian                                     China
  MacArthur, Deborah                           United States
  MacDonald, Douglas L                         United States
  Macedo, Bernardo C                           Portugal
  Macpherson, Andrew J                         Australia
  MacWillson, Alastair C                       United Kingdom
  Maeda, Kenzo                                 Japan

-------------------------------------------------------------------------------
                                                                     Appendix A


  Maes, Luc P                                  Belgium
  Magimay, Alwin K                             Malaysia
  Magnussen, Tore                              Norway
  Mago, Josef                                  Germany
  Mah, Yong Sun                                Malaysia
  Maher, Kevin L                               United States
  Makanjee, Raju                               South Africa
  Makela, Jukka                                Finland
  Malecki, Denise D                            United States
  Malik, Asif F                                United States
  Malle, Klaus                                 Austria
  Mallet, Philippe                             France
  Malm, Carl C                                 Norway
  Malmberg, Juho E                             Finland
  Mang, Frank T                                Germany
* Manhes, Pascal                               France
  Mann, David                                  Australia
  Mann, Thomas O                               United States
  Mantas, Carlos                               Portugal
  Mantoan, Joseph A                            United States
  Marcellus, Adrian                            Malaysia
  Marchetti, Christian                         France
  Marcopoli, Gianluca A                        Italy
  Mardjan, Nitti L                             The Netherlands
  Mariani, Giovanni                            Italy
  Mariaud, Fabrice                             France
  Marie, Olivier J                             United States
  Marques, Vitor                               Portugal
  Marrone, Michele                             Italy
* Martin, Robert T                             United States
  Maruyama, Makoto                             Japan
  Mascarenhas, Raul J                          Portugal
  Mascolo, Lisa M                              United States
  Masella, Tony                                Canada
* Massat, Patrice                              France
  Massie, Suzette L                            United States
  Mataconis, Thomas R                          United States
  Matchette, John B                            United States
  Mather, Guy                                  United Kingdom
  Matsuzaki, Maki                              Japan
  Matte, Francois                              France
  May, Brian R                                 United States
  May, Michael J                               United States
  Mayberry, Trent A                            United States
  Mayne, Jon                                   United Kingdom
  Mayteedol, Leena                             Thailand
  Mazzatta, Mark                               United States
  Mc Mahon, Lynn H                             United States
  Mccleneghen, James P                         United States
  McCreadie, Stephen J                         United States
  McCulloch, Robert J                          United States
  McCurley, David M                            United States

-------------------------------------------------------------------------------
                                                                     Appendix A


  McDade, Jim                                  Canada
  Mcdivitt, Kathleen M                         United States
  McErlane, William A                          Ireland
  McFarland, David G                           United Kingdom
  McGill, Don                                  United Kingdom
  McGinn, Michael A                            United Kingdom
  McGowan, Jeff R                              United States
  McGowan, Paul E                              Ireland
  McGrath, Michael G                           United States
  McGrath, Christopher J                       United States
  McGrath, Charles A                           United States
  McGregor, Neil M                             Australia
  McHugh, John T                               United States
  McKay, Scott R                               United States
  McLaughlin, Meg T                            United States
  McNamara, Malcolm A                          United States
  McNeill, Lachlan P                           Australia
  McPherson, Robert B                          United States
  Meadows, Kevin R                             United States
  Mearse, William E                            United States
  Medforth, Timothy                            United Kingdom
  Mehta, Manish J                              United States
  Melnbardis, Dennis I                         Canada
* Melnicoff, Richard M                         United States
  Mendonca, Lourenco                           Brazil
  Mendoza, Andrew                              United Kingdom
  Menner, S Kurt                               United States
  Mennesson, Thierry                           France
  Mercier-James, Laurent                       France
  Merlo, Jair F                                Brazil
  Merrihue, Jeffrey                            United States
  Merrill, Allen                               United States
  Merrill, Chris M                             United States
  Mesoy, Tor                                   Norway
  Meyer, Thomas D                              Switzerland
  Meyer, Carol E                               United States
  Meyercord, Ross A                            United States
  Miguel Luno, Valentin Andres d               Spain
  Miller, Neil                                 United Kingdom
  Miller, Myke L                               United States
  Miller, Natasha E                            United Kingdom
  Miller, Julie E                              United States
  Miller, James N                              United States
* Miller, Kurt H                               United States
* Miller, Jeffrey                              United States
  Miller, William J                            United States
  Mills, Stephen A                             United Kingdom
  Milner-Brown, Ian D                          United Kingdom
  Milward, Alexander W                         United Kingdom
  Miner, Kelly B                               United States
  Miret, Raimon                                Spain
  Misawa, Kazufumi                             Japan

-------------------------------------------------------------------------------
                                                                     Appendix A


  Miskuf, Lubos                                Czech Republic
  Mitani, Koji                                 Japan
* Mitchell, James E                            United States
  Mitchell, Kenneth                            United States
  Mitchell, James D                            United States
  Mitchell, Clarence                           United States
  Miyashita, Kuniyuki                          Japan
  Modruson, Frank B                            United States
  Moe, Stein E                                 Norway
  Mogensen, Peter S                            Denmark
  Moldauer, Thomas W                           United States
  Molineux, Frederick                          United States
  Mollenkamp, Steve                            United States
  Molnar, Paul E                               United States
  Monnerat, Beat R                             Switzerland
  Moody, Perry S                               United States
  Moomau, Steven K                             United States
  Mooney, Noel C                               Ireland
  Moore, Lee T                                 United Kingdom
  Moore, Terry L                               United States
  Moore, Peter J                               United Kingdom
  Moore, R Alan                                United States
  Moors, Jamie R                               Australia
  Morales, Jose                                United States
  Morales Sanchez, Carlos                      Spain
  Moran, Brian J                               United States
  Morandi, Roberta                             Italy
  Morchio, Marco                               Italy
  Morelle, Quentin                             Belgium
  Morelli, Michele                             Italy
  Morgan, Guy V                                United Kingdom
  Mori, Masakatsu                              Japan
  Morison, Michael M                           United States
* Morris, John C                               United States
  Morris, William F                            Canada
  Moskovitz, David I                           United States
  Motoi, Chie                                  Japan
  Mottershead, Karyn J                         Australia
  Mouchous, Eric R                             France
  Moufle, Jean-Francois F                      France
  Mouille, Christophe                          France
* Mowat, David J                               United Kingdom
* Muck, Randall F                              United States
  Mueller, Josef C                             United States
  Mueller, Keith H                             United States
  Muir, David G                                United States
  Mulani, Narendra P                           United States
  Mullahy, Dennis A                            United States
  Muller, Laura D                              United States
  Muller, Donovan H                            South Africa
  Mullin, Daniel S                             United States
  Mulvad, Henrik R                             Denmark

-------------------------------------------------------------------------------
                                                                     Appendix A


  Muncheberg, Hans-Joachim                     Germany
  Muniz, Cesar                                 Mexico
* Munk, Ronald                                 Brazil
  Muraoka, Nobuhiko                            Japan
  Murashima, Katsuya                           Japan
  Murayama, Tohru                              Japan
  Murfet, Tim                                  United Kingdom
  Murray, Alistair                             United Kingdom
  Muskat, David S                              United States
* Myers, Scott D                               United States
  Nadjar, Joel                                 France
  Naef, Ralf                                   Switzerland
  Nagayama, Tatsuya                            Japan
  Nair, Ramesh B                               Malaysia
  Nair, Remash K                               Singapore
  Naish, Andy                                  United Kingdom
  Nakamura, Yuji                               Japan
  Nakashima, Yasuo                             Japan
  Nanterme, Pierre                             France
  Naouri, Gerard                               France
  Narcomey, Kevin O                            United States
  Nargolwalla, Tanya                           Canada
  Naset, Michael R                             United States
  Nash, Russ                                   United States
  Nashawaty, Keith C                           United States
  Naugle, Christina L                          United States
  Naylor, Sergio A                             Brazil
  Needleman, Michael P                         United Kingdom
  Neidlein, Axel                               Germany
  Neiger, Thomas H                             United States
  Newall, Mark R                               United Kingdom
  Newman, Robert K                             United States
  Newton, Keith G                              Australia
  Nguyen, Linh C                               Uruguay
  Nhlapo, Mandla B                             South Africa
  Nibourel, Christian                          France
  Nichols, W Anthony                           United States
  Nichols, David L                             United States
  Nichols, John K                              United States
  Nikolic, Drazen                              Germany
  Nippard, Darren                              Canada
  Nishikado, Hirokazu                          Japan
  Nishimura, Yuji                              Japan
  Nishimura, Hiroyuki                          Japan
  Niven, Richard R                             Zimbabwe
* Nogueira, Petronio G                         Brazil
  Nolan, Thomas F                              United States
  Nollmann, Walter G                           United States
  Nolte, Michael                               Germany
  Nomoto, Yoshihiro                            Japan
  Norris, A Joe                                United States
  Northcutt, Robert L                          United States

-------------------------------------------------------------------------------
                                                                     Appendix A


Notley, Ian M                                United Kingdom
Nuez Campos, Francisco J                     Spain
Nukui, Seiichiro                             Japan
Nunes, Luis R                                Portugal
Oakes, Mark                                  United Kingdom
Oakley, Matt                                 United Kingdom
Oates, Jeremy                                United Kingdom
Oblak, Thomas O                              United States
O'Brien, Calvin A                            Australia, United Kingdom
O'Brien, John M                              United Kingdom
O'Brien, Patricia B                          United States
O'Brien, David                               United Kingdom
O'Byrne, James F                             Ireland
O'Connell, Geoffrey                          United States
O'Connell, Brian A                           United States
O'Connor, John L                             United States
O'Connor, Bruce L                            United States
O'Dea, Frank J                               Ireland
Oesterman, Per U                             Sweden
O'Halloran, John P                           United States
Ohzono, Hiroaki                              Japan
O'Keefe, Robert F                            United States
Oliveira, Alexandre M                        United States
Ollagnier, Jean-Marc E                       France
Olmos Lopez, Pedro                           Spain
O'Mahony, Rosemary M                         Ireland
O'Neill, Edmond C                            United States
Ootam, Azad                                  United Kingdom
O'Reilly, Kathleen T                         United States
O'Riordan, Anne                              Ireland
Orlowicz, Michael L                          United States
Orr, Stuart A                                United Kingdom
Oshima, Cary S                               United States
Ososami, Bode A                              Nigeria
O'Sullivan, Oonagh                           Ireland
Otley, Philip                                Australia
Ouellette, Robert                            Canada
Ouziel, Sylvie                               France
Overaas, Nils                                Norway
Oyama, Stanley M                             United States
Ozdemir, Cenk O                              Turkey
Padmore, Elizabeth J                         United Kingdom
Page, Stephen D                              Australia, United Kingdom
Pain, Michael G                              Australia
Pallasaho, Jarkko                            Finland
Palmela, Jorge                               Portugal
Palmer, Dawn E                               United States
Palmer, Michael E                            United States
Palmer, Jerry L                              United States
Palmer, Robert O                             United States
Paniagua, Purificacion                       Spain
Parbhoo, Harshad P                           South Africa

-------------------------------------------------------------------------------
                                                                     Appendix A


  Parke, Shep                                  United States
  Parks, Jess I                                United States
  Parsell, Craig W                             Australia
  Patel, Piyush M                              United Kingdom
  Patel, Aseet A                               Australia, United Kingdom
  Pato Rodriguez, Abelardo                     Spain
  Patrick, Rich                                United States
  Patton, Eric W                               United States
  Paul, Sam A                                  United States
  Pearson, Mark H                              United Kingdom
  Pearson, Susan R                             United States
  Peden, Alison                                United Kingdom
* Pedranzini, Carlos                           Brazil
  Pennifer, Peter K                            United Kingdom
  Pennington, Howard                           United States
  Pepping, David W                             United States
  Percy, John E                                United Kingdom
  Pereira, Luis S                              Portugal
  Perez Gasca, Gonzalo                         Spain
  Perry, William D                             United States
  Petchon, Steven B                            United States
  Petersen, David T                            United States
  Peterson, Annette N                          United States
  Petropulos, Anastasia                        United States
  Petty, Darrell L                             United States
  Pfaffhausen, Henning                         Germany
  Pfeifer, Michelle B                          United States
  Pfeifer, Andreas M                           Germany
  Pfeiffer, Walter                             Germany
  Phalin, Gregory T                            United States
  Phanord, Edwin M                             Haiti
  Phelps, William A                            United States
  Phillips, Judith A                           United States
  Phillips, Mark D                             United Kingdom
  Phillips, Richard E                          United States
  Pian, Massimiliano                           Italy
  Pierron, Jean-Marie                          France
  Piispanen, Elina I                           Finland
  Pike, Thomas H                               United States
  Pili, Audie T                                Philippines
  Pillinger, Willy                             Switzerland
  Pineau, Thierry                              France
  Pinheiro, Guilherme J                        Brazil
  Pinkl, Juergen                               Germany
  Pint, Kevin J                                United States
  Pisanu, Giovanni M                           Italy
  Pisciotta, V Charles                         United States
  Pitt, Robert C                               United Kingdom
  Piyarali, Ali                                United States
  Plaza, Adan                                  Spain
  Plesko, David E                              United States
  Podrebarac, Matthew J                        United States

-------------------------------------------------------------------------------
                                                                     Appendix A


  Poggenpohl, Teresa L                         United States
  Poindexter, John W                           United States
  Poisson, John P                              United States
  Poitou, Jean-Laurent                         France
  Polishook, Debra A                           United States
  Politoski, James                             United States
  Politte, Chris E                             United States
  Pollan, Thomas D                             United States
  Pollari, Kevin A                             United States
  Polson, Verdele C                            Canada
  Pool, Edward F                               United States
  Pope, Michael G                              United States
  Poppleton, Andrew D                          United Kingdom
  Pordelanne, Santiago R                       Argentina
  Porges, Michael A                            United States
  Porter, Simon R                              Australia
  Porter, Charles H                            United States
  Porter, James                                Ireland
  Portman, Eric A                              United States
  Potts, Parrish K                             United States
  Pounds, Blake A                              United States
  Pouyfaucon, Pierre                           France
  Powell, Grant D                              Australia
  Pramer, David M                              United States
  Preiss, Friedrich J                          Germany
  Prett, Penelope G                            United States
* Price, Roderick C                            United States
  Primavera, Paul E                            United States
  Prince, Barry                                United Kingdom
  Pritchard, Sarah G                           United Kingdom
  Pryor, Gregory                               United States
  Przewloka, Andreas                           Germany
  Puechbroussou, Patrick                       France
  Puopolo, Scott A                             United States
  Purks, Robert                                United States
  Pusey, Gary S                                United Kingdom
  Pylkko, Juha J                               Finland
  Quilligan, Aidan                             Ireland
  Quinones, David B                            United States
  Quiring, Kevin N                             United States
  Racioppo, Stephen G                          United States
  Radvany, David E                             United States
  Raghavan, Sadeesh                            Malaysia
  Railey, Cheryl C                             United States
  Raimondo, Paolo                              Italy
* Rainey, Michael A                            United States
  Raj, Soneel                                  United States
  Rajput, Rajiv                                Canada
  Rambicur, Jean-Francois                      France
  Ramirez Fuentes, Maria A                     Spain
  Ramos, Antonio C                             Brazil
  Ramsay, Jack                                 United Kingdom

-------------------------------------------------------------------------------
                                                                     Appendix A


  Ramsey, L Craig                              United States
  Ramsey, Steven S                             United States
  Ramstad, Arne H                              Norway
  Rao, Prakash A                               India
  Rataj, Tobias                                Czech Republic
  Rauen, Philip J                              United States
  Rautenberg, Justin                           Germany
  Rawal, Dhiren                                United Kingdom
  Ray, Matthew V                               United States
  Ray, John R                                  United States
  Rayet, Jazz                                  United Kingdom
  Raynes, Gregory S                            United States
  Rea, Craig                                   United Kingdom
  Recker, Bernd                                Germany
  Redding, Michael J                           United States
  Reedy, Kevin P                               United States
  Regan, David M                               Ireland
  Rehm, Michael                                Germany
* Reid, Philippa                               United Kingdom
  Reid, David                                  United Kingdom
  Reil, Werner                                 Germany
  Reimers, Holger                              Germany
  Relf, Jeffrey T                              United States
  Remark, Hans-Peter                           Germany
  Rempe, Denise A                              United States
  Rene, Rick H                                 United States
  Rennekamp, Frank                             Germany
  Rennie, Gavin H                              United Kingdom
  Ressler, Daniel W                            United States
  Rettie, C Ann                                United States
  Rey, David A                                 United States
  Reznik, Gene                                 United States
  Rheinberger, Bernhard                        Germany
  Riaz, Umar                                   United States
  Ribeiro, Pedro M                             Portugal
* Ribeiro, Francisco J                         Brazil
  Rice, Daniel F                               United States
  Rich, David B                                United States
* Richards, Donald J                           United States
  Richards, David T                            United Kingdom
  Richardson, Paul                             United Kingdom
  Richman, Seth W                              United States
  Riden, Victor B                              United States
  Rider, Gill A                                United Kingdom
  Riedel, Jeffrey M                            United States
  Riemensperger, Frank                         Germany
  Riggert, Thomas                              Germany
  Ringo, Timothy A                             United States
  Rippert, Donald J                            United States
  Ritchie, Robert M                            Brazil, United Kingdom
  Rivas Perez, Antonio                         Spain
  Roald, Eivind                                Norway

-------------------------------------------------------------------------------
                                                                     Appendix A


  Roatch, Stephen S                            United States
  Robbe, Alain L                               France
  Robbins, James A                             United States
  Robbins, Rick                                United States
  Roberts, Gregory C                           United States
  Roberts, Beth K                              United States
  Roberts, David A                             United States
  Roberts, Neville                             United Kingdom
  Roberts, David T                             United States
  Robertson, Mark R                            United Kingdom
  Robinson, Dean C                             Australia
  Robinson, Timothy                            United Kingdom
  Robinson, Marcus D                           United Kingdom
  Roby, Anthony                                United Kingdom
  Roddy, John R                                United States
  Rode, Mark A                                 United States
  Rodri, Buffie D                              United States
  Rogalski, Michael J                          United States
  Rohleder, Stephen J                          United States
  Rojas Seguido, Jesus                         Spain
  Rollins, John D                              United States
  Romanow, John M                              United States
  Ron, David Z                                 United States
  Rose, Scott M                                United States
  Ross, David A                                United States
  Rossi, David A                               United States
  Rossi, Henry T                               United States
  Rossi, Alessandro                            Italy
  Rotondo, Marco                               Italy
  Rouls, David M                               United States
  Rousseau, Earl P                             United States
  Rovinski, Francis J                          United States
  Rovira Rius, Rafael                          Spain
  Rowland, David P                             United States
  Rowlands, Mark G                             United Kingdom
  Rowlands, David                              United Kingdom
  Rowley, Michael L                            United States
* Ruchon, Patrice                              France
  Rudin, Michael D                             United States
  Rundshagen, Michael                          Germany
  Runyon, C Holly                              United States
  Rusinko, Michael J                           United States
  Russell, Jeffrey S                           Australia, Canada
  Russell, Simon W                             United Kingdom
  Russell, Michael J                           United States
  Rust, Carlos E                               Brazil
  Ruth, Sverre                                 Norway
  Rutherford, Kate                             United Kingdom
  Rutigliano, Elizabeth L                      United States
  Rutledge, Christopher R                      United States
* Ryan, Shane B                                Australia
  Ryan, Mark J                                 Ireland

-------------------------------------------------------------------------------
                                                                     Appendix A


  Ryan, Richard A                              United States
  Sa Couto, Luis J                             Brazil, Portugal
  Saba, Bryan R                                United States
  Sabatakakis, Kyriacos                        Greece
  Sachmann, Carsten                            Denmark
  Sagoo, Anoop                                 United Kingdom
  Saka, Yasushi                                Japan
  Salera, Marco                                Italy
  Salgado Sarria, Graciela                     Argentina
  Salouk, Marcus                               Australia
  Saluja, Sushil                               United Kingdom
  Samara, Heron A                              Brazil
  Sampathkumar, Sudarshan                      India
  Sample, Katherine J                          United Kingdom
  Samuelsson, Anneli                           Sweden
  Sanchez Hernandez, Maria A                   Spain
  Sandbaek, Liv G                              Norway
  Sandberg, Tonje                              Norway
  Sanders, Kathryn A                           United States
  Sanprasert, Arak                             Thailand
  Santos, Joao C                               Portugal
  Santos, Paulo                                Portugal
  Sanz Jimenez, Maria J                        Spain
  Sargent, Scott R                             United States
  Sato, Tsuyoshi                               Japan
  Saugen, Douglas W                            United States
  Sauter, Michael                              Austria
  Saydah, Paul F                               United States
  Scalet, Kenneth                              United States
  Schachtel, Wayne J                           Canada
  Schaeffer, Eric                              France
  Schaffner, William A                         United States
  Scheier, Robert H                            United States
  Schelzel, Dieter H                           Germany
  Scherer, Guido                               Switzerland
* Schettino Mattos, Jose R                     Brazil
  Scheuer, Ricardo                             Argentina
  Schlegel, Daniel A                           Switzerland
  Schleuter, Hubertus                          Germany
  Schmidt, Elisabeth S                         United States
  Schmidt, John H                              United States
  Schnabel, Stephanie K                        United States
  Schneider, Stefan                            Germany
  Schneider, Ingrid                            Germany
  Scholtissek, Stephan                         Germany
  Schotte, Jan L                               Belgium
  Schrimsher, Denise M                         United States
  Schroeder, Rikard                            Sweden
  Schroeder, Andreas                           Germany
  Schuerbuescher, Dirk                         Germany
  Schuler, Andreas H                           Germany
  Schuler, Mark A                              United States

-------------------------------------------------------------------------------
                                                                     Appendix A


  Schultz, Joseph M                            United States
  Schulz, Rolf                                 Germany
  Schulz, Michael X                            Germany
  Schumacher, Torsten                          Germany
  Schuster, Pablo D                            Argentina
  Schuuring, Marc                              The Netherlands
* Schwarzbach, Stephen T                       United States
  Schwenger, Thomas D                          United States
  Schworer, Michael                            Germany
  Scimo, Michael D                             United States
  Scolini, Anthony J                           United States
  Scott, Charlene A                            South Africa
  Scott, Cheryl A                              Canada
  Scozzafava, Adriana                          Spain
  Scrivner, Douglas G                          United States
  Seah, Chin S                                 Singapore
  Sedgass, Dana H                              United States
  Sedgwick, D Glenn                            Australia
  Seguin, Pierre-Louis                         France
  Seikel, M Andrew                             United States
  Sekido, Ryoji                                Japan
  Selden, Angela K                             United States
  Sell, Stephen M                              United States
  Sell, Robert E                               United States
  Sellers, Douglas W                           United States
  Selmer, Christian                            Norway
  Semmer, John F                               United States
  Senba, Takayasu                              Japan
  Seong, Nakyang                               South Korea
  Seppala, Ari T                               Finland
  Sepple, John S                               United States
  Seraphim, Ralph P                            Germany
  Servant, Jean-Michel M                       France
  Serve, Jean-Marc E                           France
  Shachoy, N James                             United States
  Shane, Steven R                              United States
  Shatto, David P                              United States
  Shaw, George P                               United States
  Sheibley, Philip B                           United States
  Sheldon, Grant S                             Australia
  Sherman, Leonard                             United States
  Shields, Francis X                           United States
  Shimodoi, Takashi                            Japan
  Shimota, Michael T                           United States
  Shinbo, Hiroshi                              Japan
  Shine, Sean                                  Ireland
  Shook, Ellyn J                               United States
* Siber, Richard S                             United States
  Sickles, Todd A                              United States
  Sidarto, Julianto                            Indonesia
  Sieber, Glenn A                              United States
  Siegel, Gary L                               United States

-------------------------------------------------------------------------------
                                                                     Appendix A


  Sifaoui, Riadh                               Tunisia
  Sikora, James J                              United States
  Silbert, Kenneth S                           United States
  Silen, Markku T                              Finland
  Silva, Afonso                                Portugal
  Silverstone, Yaarit A                        South Africa
  Simmerman, Stephen S                         United States
  Simmonds, Andrew J                           United Kingdom
* Simoes, Vasco                                Brazil
  Simon, Richard E                             United States
  Simonitsch, Janet M                          United States
  Simons, Theo J                               The Netherlands
  Simons, Catherine M                          Canada
  Simons, Janet A                              United States
  Simpson, David C                             United Kingdom
  Simpson, Peter                               United Kingdom
  Sinensky, Arthur                             United States
  Singleton, Todd W                            United States
  Sinner, Andrea P                             United States
  Sirianukul, Ravi                             Thailand
  Sivo, Michael J                              United States
  Skan, Julian                                 United Kingdom
* Skelly, Thomas J                             United States
  Skiba, Thomas M                              United States
  Skinner, Steven G                            United States
  Skirrow, Fraser                              Canada, United Kingdom
  Skodny, Peter                                Slovak Republic
  Skov, Ole                                    Denmark
  Slattery, Ian D                              Ireland
  Smart, Jill B                                United States
  Smertnig, Roland                             Austria
  Smit, Jan-Coen                               The Netherlands
  Smith, Nigel                                 United Kingdom
  Smith, David A                               United States
  Smith, Jeffrey R                             United States
  Smith, T Baker                               United States
  Smith, Iain S                                United Kingdom
  Smith, P Dean                                Australia
  Smith, Richard R                             United States
  Smyth, Russell R                             Australia
  Smyth-Osbourne, Robin D                      United Kingdom
  Snedden, Doug                                Australia
  Snopkowski, John J                           United States
  Snyder, Stephen C                            United States
  Sobon, Wayne P                               United States
  Socher, Larry M                              United States
  Sokol, Julie A                               United States
  Soles, John H                                Canada
  Solomon, Jon D                               United States
  Solomon, Stuart L                            United States
  Solomon, Lawrence F                          United States
  Sontheimer, Thomas                           Germany

-------------------------------------------------------------------------------
                                                                     Appendix A


  Soobiah, Sham                                South Africa
* Sousa, Claudio                               Brazil
  Sovereign, Christine T                       United States
  Spann, Thomas K                              United States
  Sparkes, Julian A                            United Kingdom
  Sparks, M Scott                              United States
  Spaziani Testa, Marco                        Italy
  Spelman, Mark G                              United Kingdom
  Spencer, Michael J                           United Kingdom
  Sprows, David G                              United States
  Spurr, Thomas H                              United States
  Squire, David                                United Kingdom
  Squire, Paul M                               United Kingdom
  Staley, Timothy J                            Australia
  Standridge, David J                          United States
  Stange, Eric S                               United States
  Stanley, Craig M                             United States
  Starr, Charles E                             United States
  Starrs, Andrew                               United Kingdom
  Staton, John T                               United States
  Stayin, Gregory S                            United States
  Steelberg, Derek A                           United States
  Stefanchik, John M                           United States
  Steiner, Morten B                            Denmark
  Steinman, Dan P                              United States
  Stengel, Andrew B                            United States
  Stephenson, Grant R                          Australia
  Stern, Joel A                                United States
  Sternberg, Marcelo D                         Argentina
  Stewart, Ronald E                            United States
  Stilerman, David E                           Argentina
  Stocker, Jeffrey A                           United States

  Stoke, Mark P                                New Zealand, United Kingdom
  Stolar, Glenn A                              United States
  Stolarski, James R                           United States
  Stoll, Manfred                               Germany
  Stoll, Ken B                                 United States
  Stops, Wendy M                               Australia
  Storm, Gregory L                             United States
  Stout, Jeffrey H                             United States
  Strange, Brian G                             Australia
  Strauss, Willem                              South Africa
  Strauss, Terri E                             United States
  Stromso, Per E                               Norway
  Struntz, James P                             United States
  Styve, Michael B                             United States
  Sualdea Martin, Jesus M                      Spain
  Suh, Robert                                  United States
  Sulaiman, Adedotun                           Nigeria
  Sullivan, Michael P                          United States
  Sullivan, Andrew J                           United States

-------------------------------------------------------------------------------
                                                                     Appendix A


Sundean, John A                              United States
Sunderman, Sheryl K                          United States
Supron, Gregory J                            United States
Surroca Martin, Alfredo P                    Spain
Sutcliff, Michael R                          United States
Svensson, Bente                              Norway
Swallow, Philip W                            United Kingdom
Swanback, Michelle R                         United States
Sweeney, Michael S                           United States
Sweeney, Gregg M                             United States
Switek, Michael J                            United States
Sylvester, Paul J                            United States
Takeda, Tomokazu                             Japan
Takeda, Yasumasa                             Japan
Takuma, Nobuyoshi                            Japan
Tamietti, Marcello                           Italy
Tamminga, Philip J                           United States
Tamura, Seiichi                              Japan
Tapp, Robin                                  United Kingdom
Tarres, Esther                               Spain
Tate, Kelly F                                United States
Tatum, Gregory L                             United States
Tavares, Joao A                              Portugal
Tavares, Joao P                              Portugal
Taveras, Luis E                              United States
Tayloe, Keith E                              United States
Taylor, Roxanne                              United States
Taylor, Stanton J                            United States
Taylor, Stuart W                             United Kingdom
Taylor, Vincent                              United States
Taylor, J Guy                                United Kingdom
Taylor, Richard J                            United Kingdom
Teglia, Dean J                               United States
Teo, Lay L                                   Singapore
Terada, Yoshimasa                            Japan
Terol, Philippe                              France
Terry, Thomas F                              United States
Terzioglu, Atilla                            United States
Tetley, Allan L                              Canada
Thean, Nam Y                                 Malaysia
Thien-Ngern, Orapong                         Thailand
Thiollier, Marc                              France
Thomas, Steven                               United Kingdom
Thomas, J Dil                                United Kingdom
Thomas, Gerhard P                            Germany
Thomas, Glenn J                              United States
Thomlinson, David C                          United Kingdom
Thompson, Bryce B                            Australia
Thomson, Steve J                             United Kingdom
Thomson, Andrea K                            United States
Thon, Andreas                                Germany
Thornton, Thomas H                           United States

-------------------------------------------------------------------------------
                                                                     Appendix A


  Thorson, Gregory A                           United States
  Thorwid, Carl-Peter                          Sweden
  Thuraisingham, Raja                          Malaysia
  Tideman, Douwe D                             The Netherlands
  Tielkes, Petra                               Germany
  Tillinger, Mark A                            United States
  Tillman, Matthew A                           United States
* Tilton, Michael S                            United States
* Tinkham, Elizabeth A                         United States
  Titens, Stacey                               United States
  Titus, Jerry R                               United States
  Titzrath, Barbara H                          Germany
  Todte, Henning                               Germany
  Tokmakian, Ross H                            United States
  Tominaga, Takashi                            Japan
  Toole, Sean D                                United States
  Toomey, Philip M                             Ireland
  Toyoda, Makoto                               Japan
  Trafas, Judy B                               United States
  Trafton, William L                           United States
  Tresarrieu, Hubert                           France
  Trout, Mark C                                United States
  Trowhill, James K                            United States
  True, Mike S                                 United Kingdom
  Tsai, Jack                                   Taiwan
  Tsantes, George K                            United States
  Tsien, Patricia Y                            United States
  Tsuchida, Yasuhiko                           Japan
  Tucker, Donald E                             United States
  Turner, Brett A                              Australia
  Tuthill, Martha R                            United States
  Tynan, Thomas G                              United States
  Ukaji, Tomomi                                Japan
  Ullyatt, Martin D                            United Kingdom
  Unno, Keiichi                                Japan
  Urakami, Yujiro                              Japan
  Urson, Arnold R                              South Africa
  Usami, Ushio                                 Japan
  Usman, Sajid                                 United States
  Uzeel, Luc J                                 France
  Vacirca, Fabio P                             Italy
  Valerian, Francois                           France
  Vallaster, Mark A                            United States
  Valtakari, Risto                             Finland
  van de Meent, Joost                          The Netherlands
  van den Goor, Geert                          The Netherlands
  van den Meiracker, Maud M                    The Netherlands
  Van der Biest, Luc                           Belgium
  Van der Ouderaa, Edwin                       Belgium
  van der Spek, Tom                            The Netherlands
  Van Der Ziel, Julienne                       United States
  Van Horn, Thomas F                           United States

-------------------------------------------------------------------------------
                                                                     Appendix A


  van Rosendaal, Michel A                      The Netherlands
  Vanderslice, Peter                           United States
  Vandevelde, Jean M                           France
  Van't Noordende, Alexander                   The Netherlands
  VanWie, Jeffrey G                            United States
  VanWingerden, Robert D                       United States
  Varley, Stephen A                            United Kingdom
  Varner, C Clark                              United States
  Vautier, Andrew J                            United Kingdom
  Velders, Hendrik J                           The Netherlands
  Venohr, Bernd                                Germany
  Vercaemer, Jerome                            France
  Verma, Pallavi                               United States
  Vernocchi, Marco                             Italy
  Veron, Eric R                                France
  Vervisch, Rik M                              Belgium
* Vestri, Gregory L                            United States
  Vicente, Paulo V                             Portugal
  Vickery, John                                United States
* Vidal, Olivier                               France
  Vidal, Philippe                              France
  Villaume, Philippe                           France
* Villela, Jose C                              Brazil
  Vinet, Patrice                               France
* Virani, Aziz                                 United States
  Virnich, Georg H                             Germany
  Vlasimsky, Stan M                            United States
  Voelker, Bruce D                             United States
  Vogel, L Thomas                              United States
  Vogel, Gil J                                 United States
  Volkmann, Curt                               United States
  von Bebenburg, Anton                         Germany
  Von Donop, Toennies-Hilmar                   Germany
  von Drehnen, Druvaan B                       Australia
  von Lewinski, Hans G                         Germany
  Vranken, Jos I                               Belgium
  Vrouenraets, Marc A                          Denmark
  Vulej, Sergio F                              Argentina
  Wachtel, Ouri                                France
  Wagner, Todd R                               United States
  Wahlstrom, Cathinka E                        United States
  Wakil, Salman                                Canada
  Walker, Jamie D                              United States
  Walker, Patricia H                           United States
  Walker, R Brian                              Canada
  Wallace, John A                              United Kingdom
  Walsh, John F                                United States
  Walters, Gordon                              United Kingdom
  Wang, Bo                                     United States
  Warasila, Peter D                            United States
  Ward, Carl                                   Australia
  Ward, Christopher L                          United States

-------------------------------------------------------------------------------
                                                                     Appendix A


  Ward, Nicholas J                             United States
  Warner, Richard A                            United Kingdom
* Washington, Henrique L                       Brazil
  Watanabe, Nobuhiko                           Japan
  Watine, Frederic                             France
  Watmore, Ian Charles                         United Kingdom
  Watson, Doug F                               United States
  Way, William G                               United States
  Wearing, Christopher A                       United Kingdom
  Webster, Barry J                             United States
  Weerasekera, Ruwan U                         United Kingdom
  Wehrkamp, Olaf                               Germany
  Weigert, Peter                               Germany
  Weingast, Joshua A                           United States
  Weir, Sean                                   United Kingdom
* Weisel, John T                               United States
  Wells, Marshall J                            United States
  Wenker, Shari K                              United States
  Were, Hugo G                                 United Kingdom
  Werthschulte, Stephan                        Germany
  West, Andrew D                               United Kingdom
  Westcott, Kevin A                            United States
  Westlake, Adrian                             United Kingdom
  Wetzer, Michael                              United States
  Wheeler, Richard T                           United States
  Whelan, James F                              United States
  Whisler, Arnim E                             United States
  White, Duncan M                              United States
  White, Scott B                               United States
  Whitehouse, Clive H                          United Kingdom
  Whitehouse, Simon J                          United Kingdom
  Whiteing, David J                            Australia
  Wicha-Krause, Baerbel                        Germany
  Wick, Steve D                                United States
  Wick, Gregor                                 Austria
  Widmer, Adrian                               Switzerland
  Wiig, Phillip M                              Denmark
  Wilcox, Stephen A                            United States
  Wildblood, Angus G                           United Kingdom
  Wildeboer, Harry                             The Netherlands
  Wildman, Richard J                           United Kingdom
  Wilkins, David E                             United States
  Wilkinson, Greg                              United Kingdom
  Willford, Mark R                             United States
  Williams, Andy M                             United Kingdom
  Williams, Phil J                             United Kingdom
  Williams, Mark C                             United States
* Willis, Randall L                            United States
  Willis, Steve                                Australia
  Wilson, Todd S                               United States
  Wilson, David C                              United Kingdom
* Wilson, Jackson L                            United States

-------------------------------------------------------------------------------
                                                                     Appendix A


  Wilson, Paul R                               United Kingdom
  Wilson, David A                              United States
  Wilson, Jon H                                United States
  Wilson, Andrew                               Australia
  Winberg, Ole                                 Denmark
  Winston, Richard B                           United States
  Winter, Larry A                              United States
  Wise, Theresa                                United Kingdom
  Wisser, Andreas                              Germany
  Wolak, James V                               United States
  Wolf, Rudiger H                              United States
  Wolf, C David                                United States
  Wollan, Robert E                             United States
  Wong, James P                                Hong Kong
  Wong, Vincent W                              Singapore
  Wootton, Gilbert D                           United States
  Worley, Andrew W                             United Kingdom
  Wozniak, Mark A                              United States
  Wright, Rodney N                             United States
  Wroblewski, Joseph P                         United States
  Wu, Garret R                                 United States
  Wulf, C Cristian                             Argentina
* Wylie, Steve                                 United Kingdom
  Yacobi, John A                               United States
  Yadgar, Michael J                            United States
  Yalcin, Ahmet                                Germany
  Yazawa, Naoyuki                              Japan
  Yeaman, Michael E                            United States
  Yen, Peter H                                 Hong Kong
  Yonezawa, Soichi                             Japan
  Yoshida, Masahiro                            Japan
  Yoshimoto, Yasunori                          Japan
  You, Harry L                                 United States
  Younger, Mark P                              United Kingdom
  Ytterdal, Idar                               Norway
  Zadeh, Arjang                                United Kingdom
  Zahm, Robert R                               United States
  Zainal Abidin, Noor A                        Malaysia
  Zamora Reinoso, Alberto                      Spain
  Zaniker, Jeffrey C                           United States
  Zaninetti, Luis F                            Brazil
  Zapater, Ignacio                             Spain
  Zatland, Stephen                             United Kingdom
  Zealley, John K                              United Kingdom
  Zerbe, John A                                United States
  Ziegler, Marco                               Germany
  Ziirsen, Allan                               Denmark
  Zimmerman, Andrew B                          United States
  Zingg, Jerome D                              United States
  Zunker, GL                                   United States
  Zutovsky, Stephen R                          United States
  Zwane, Debbie M                              South Africa
  Zweig, Miguel D                              Argentina


STICHTINGS
----------

Stichting Naritaweg I              The Netherlands (place of organization)
Naritaweg 155
1043 BW Amsterdam
The Netherlands


Stichting Naritaweg II             The Netherlands (place of organization)
Naritaweg 155
1043 BW Amsterdam
The Netherlands


----------

* This Voting Provision Person has transferred the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, all or a portion of his or her shares to a charity or an estate-planning vehicle.

(CLASS X COMMON SHARES)

          This Amendment No. 5 amends and supplements the Statement on
Schedule 13D, filed on February 14, 2002, as amended and restated by Amendment No. 1 thereto, filed on May 22, 2002, as further amended and restated by Amendment No. 2 thereto, filed on March 5, 2003, as further amended and restated by Amendment No. 3 thereto, filed on July 15, 2003, and as further amended and restated by Amendment No. 4 thereto, filed on November 26, 2003 (as amended, the "Statement"), with respect to the Class X common shares, par value $0.0000225 per share, of Accenture Ltd. This Amendment No. 5 is being filed principally because Accenture Ltd has redeemed Class X common shares (defined in Item 1) held by certain Voting Provision Persons. In connection with the redemptions, Appendix A, Annex A, Annex B and Annex C to the Statement are being amended and restated to reflect such redemptions and any additional updates thereto. Unless otherwise defined herein, terms defined in the Statement and used herein shall have the meanings given to them in the Statement.

ITEM 1.         SECURITY AND ISSUER

No Amendment.

ITEM 2.         IDENTITY AND BACKGROUND

No Amendment.

ITEM 3.         SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

No Amendment.

ITEM 4.         PURPOSE OF TRANSACTION

No Amendment.

ITEM 5.         INTERESTS IN SECURITIES OF THE ISSUER

No Amendment.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

          Item 6 is hereby amended to delete the following statement:

         "If Accenture approves in writing a covered person's pledge of his covered shares to a lender on those shares, and any subsequent sales of those shares by the lender, are not restricted, provided that the lender must give Accenture a right of first refusal to buy the shares at the market price before they are sold by the lender."

         Accenture has previously disclosed the modification of the above-referenced lending program. Accenture no longer waives the restrictions on common shares pledged to a lender by a covered person. In the event of a default by a covered person, the lender must abide by the restrictions on the pledged shares that were applicable to the covered person.




ITEM 7.   MATERIALS TO BE FILED AS EXHIBITS.

         No Amendment.




                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  March 26, 2004



                                        By: /s/ Douglas G. Scrivner
                                            -------------------------------
                                            Name:  Douglas G. Scrivner
                                            Title: Attorney-in-Fact

                                     ANNEX A


                INFORMATION REQUIRED AS TO PROCEEDINGS DESCRIBED
                             IN ITEMS 2(D) AND 2(E)


None.

                                     ANNEX B

    ITEM 5(A). DESCRIPTION OF SHARES AS TO WHICH THERE IS A RIGHT TO ACQUIRE
                                 WITHIN 60 DAYS


None.

ANNEX C

DESCRIPTION OF ALL TRANSACTIONS IN THE CLASS X COMMON SHARES EFFECTED DURING THE LAST 60 DAYS BY THE VOTING PROVISION PERSONS.

None. However, in connection with the disposition of Accenture SCA Class I common shares and Accenture Canada Holdings exchangeable shares by certain Voting Provision Persons in the ordinary course of business and pursuant to the Accenture Share Management Program, during the 60-day period ending on March 17, 2004, Accenture has redeemed an aggregate of 4,781,390 Class X Common Shares previously held by Voting Provision Persons other than Stichting Naritaweg I and Stichting Naritaweg II, 784,626 Class X Common Shares previously held by Stichting Naritaweg I and 1,706,910 Class X Common Shares previously held by Stichting Naritaweg II.

                                  END OF FILING